                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                           (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                          TELEFLEX INCORPORATED
  ---------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

                          TELEFLEX INCORPORATED
  ---------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement,
                      if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        --------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


        --------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:


        --------------------------------------------------------------

    5)  Total fee paid:


        --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:


         ----------------------------------------------
     2)  Form, Schedule or Registration Statement No.:


         ----------------------------------------------
     3)  Filing Party:


         ----------------------------------------------
     4)  Date Filed:


         ----------------------------------------------

                     [LOGO] TELEFLEX INCORPORATED



                 PLYMOUTH MEETING, PENNSYLVANIA 19462

------------------------------------------------------------------------

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON FRIDAY, APRIL 24, 1998

------------------------------------------------------------------------

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

    The Annual Meeting of Stockholders of Teleflex Incorporated will be held on Friday, April 24, 1998, at 10:00 a.m. at the JEFFERSON HOUSE RESTAURANT BALLROOM, 2519 DEKALB PIKE, NORRISTOWN, PENNSYLVANIA, for the following purposes:

    1. To elect four directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

    2. To consider and act upon a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 50,000,000 to 100,000,000;

    3. To consider and act upon a proposal to ratify the appointment of Price Waterhouse LLP, independent accountants, as the Company's auditors for the fiscal year ending December 27, 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business, Friday, March 6, 1998, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

    STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES OR CANADA.

                                       By Order of the Board of Directors,


                                       STEVEN K. CHANCE, Secretary


March 25, 1998
Plymouth Meeting, Pennsylvania

                             PROXY STATEMENT

    This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Friday, April 24, 1998, and at all adjournments thereof. The expense of this solicitation will be paid by the Company. In addition to use of the mail, some directors, officers and regular employees of the Company may solicit proxies personally, by telephone and telegraph. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised by providing written notice to the Secretary of the Company of such intent or by submitting a new proxy. The shares represented by the proxy will be voted in accordance with the instructions specified therein. If no instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed below, for proposal 2 described below at page 8, and for proposal 3 described below at page 9.

    The Company's principal executive offices are located at 630 West Germantown Pike, Suite 450, Plymouth Meeting, Pennsylvania 19462. This proxy statement and the form of proxy enclosed herewith were mailed to stockholders on approximately March 25, 1998.


                     RECORD DATE AND VOTING PROCEDURE

    Only stockholders of record at the close of business on March 6, 1998, are entitled to vote at the Annual Meeting. At that date, the Company had outstanding and entitled to vote 37,252,198 shares of common stock. The record holders of such shares are entitled to one vote per share. A majority of such outstanding shares present, in person or by proxy, will constitute a quorum at the meeting. Shares represented by proxies marked to "abstain" from voting for a proposal or to "withhold" voting for one or more nominees ("abstentions") and broker non-votes are counted for purposes of determining the presence of a quorum. A plurality of the votes cast at the meeting is required to elect directors, i.e., the four nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of such outstanding shares present, in person or by proxy, is necessary to approve any other proposal. Abstentions will be included in the vote count and have the same effect as voting "against" a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of February 1, 1998, certain information with respect to ownership of the Company's securities of (i) each person known to the Company to beneficially own more than 5% of the Company's outstanding common stock, (ii) each director or nominee for director, (iii) certain named executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the chart which follows, the Company is informed that each person named has sole voting power and sole investment power over the shares of Company common stock shown opposite his name.

                                                  Shares        Percent
                                              Beneficially   of Outstanding
Name (& Address of 5% Shareholders)              Owned(a)     Common Stock
-----------------------------------           ------------   --------------
Lennox K. Black, 630 West Germantown Pike,
  Suite 461, Plymouth Meeting, PA 19462 .....  4,234,040(b)       11.19
Donald Beckman, 3800 Centre Square West,
  Philadelphia, PA 19102 ....................  3,068,630(c)        8.11
Woelm Holding Company Limited, Cedar House,
  41 Cedar Street, Hamilton, Bermuda ........  2,885,580(d)        7.62
T. Rowe Price Associates, Inc.,
  100 East Pratt Street, Baltimore, MD 21202.  3,506,550(e)        9.26
Patricia C. Barron ..........................        nil            *
David S. Boyer ..............................    226,124            *
Roy C. Carriker, Ph.D. ......................    270,311(f)         *
Joseph S. Gonnella, M.D. ....................      2,422(g)         *
Lewis E. Hatch, Jr. .........................      1,622            *
Pemberton Hutchinson ........................      6,938            *

                                                  Shares        Percent
                                              Beneficially   of Outstanding
Name (& Address of 5% Shareholders)              Owned(a)     Common Stock
-----------------------------------           ------------   --------------
Sigismundus W. W. Lubsen ....................      2,970            *
John H. Remer ...............................      8,722            *
Palmer E. Retzlaff ..........................     19,820            *
John J. Sickler .............................    188,718            *
James W. Stratton ...........................     21,476(h)         *
Harold L. Zuber, Jr. ........................    115,481            *
All officers and directors as a group
  (20 persons) ..............................  5,320,621          14.06

------------
*Represents holdings of less than 1%.

(a) Includes (i) shares subject to presently exercisable stock options as follows: Mr. Black--225,000, Mr. Beckman--6,000, Mr. Boyer--163,200, Dr.
    Carriker--24,000, Mr. Retzlaff--6,000, Mr. Sickler--129,000, Mr.
    Zuber--69,000 and all officers and directors as a group--731,800 (for purposes of calculating the percentages of beneficial ownership for officers and directors disclosed in the foregoing table, these shares were deemed to be outstanding); and (ii) shares held by the Trustee under the Company's Voluntary Investment Plan with respect to which the employee has authority to direct voting as follows: Mr. Boyer--2,274, Dr. Carriker--2,399, Mr. Zuber--4,931 and all officers and directors as a group-22,021.

(b) Includes the following shares of which Mr. Black is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 2,885,580 shares owned of record and beneficially by Woelm Holding Company Limited, and 283,640 shares owned of record and beneficially by two persons, for which Mr. Black holds revocable powers of attorney to vote such shares, and (ii) 159,228 shares held by trusts of which Mr. Black is co-trustee and with respect to which he shares voting and investment power.

(c) Includes the following shares of which Mr. Beckman is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 2,885,580 shares held by Woelm Holding Company Limited of which Mr. Beckman is a director are subject to a revocable proxy in favor of Mr. Black [see footnote (b)], and (ii) 159,228 shares held by trusts of which Mr. Beckman is a trustee with shared voting and investment power; Mr. Black is a co-trustee of such trusts [see footnote (b)].

(d) All the voting shares, except for directors' qualifying shares, of Woelm Holding Company Limited are owned beneficially and of record 50% by a trust for the benefit of Alice Thormaehlen and 50% by Margrit Nekouian-Fathi individually. The trustees of Mrs. Thormaehlen's trust are Mrs. Thormaehlen, Lennox K. Black, Donald Beckman and Ernst-Helmut Michaelis. As noted in footnote (b) Woelm Holding Company Limited has granted Mr. Black a revocable power of attorney to vote such shares and such shares are included in the 4,234,040 shares shown opposite Mr. Black's name in the foregoing table.

(e) These shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the shares. Under the applicable rules of the Securities and Exchange Commission, Price Associates is deemed to be a "beneficial owner" of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(f) Includes 19,044 shares owned of record and beneficially by Dr. Carriker's wife of which Dr. Carriker is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange
    Commission.

(g) Includes 700 shares owned of record and beneficially by Dr. Gonnella's son of which Dr. Gonnella is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

(h) Includes 18,582 shares in customer accounts managed by and owned of record by Stratton Management Company of which Mr. Stratton is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    During the Company's most recent fiscal year, the following transaction involving the Company's common stock was not reported on a timely basis as required by Section 16(a) of the Securities Exchange Act of 1934:
Sigismundus W. W. Lubsen, a Director of the Company, failed to report the purchase of 1,000 shares on September 23, 1997 in a timely manner. A Form 4 for the month of September reporting the matter was filed with the Securities Exchange Commission fifteen days late.

                          ELECTION OF DIRECTORS

    The Company's Bylaws provide that the Board of Directors shall be composed of not fewer than six nor more than fifteen directors, as fixed by a majority of the entire board from time to time. The board has fixed at ten the number of directors which shall constitute the entire board.

    The Company's Bylaws also provide for the division of the Board of Directors into three classes as equal in number as possible, with members of each class having a term of office of three years. Accordingly, at the 1998 Annual Meeting of Stockholders, four directors will be elected for three-year terms expiring at the Annual Meeting of Stockholders of the Company in 2001. The board, on recommendation of the Nominating Committee, has nominated for election for three-year terms Messrs. Beckman, Hutchinson, and Gonnella and Mrs. Barron.

    It is intended that shares represented by properly executed proxies will be voted for the election of Messrs. Beckman, Hutchinson, and Gonnella and Mrs. Barron for a term expiring in 2001. If any nominee becomes unavailable to serve (which is not now anticipated), the persons named in the proxy may vote it for another nominee selected by the Board of Directors. With the exception of Mrs. Barron, who was elected a director by the Board of Directors at its meeting on February 2, 1998, all of the nominees and continuing directors were elected by the stockholders of the Company.

       Name, Age and Year          Business Experience During Past 5 Years
     First Elected Director                and Other Directorships
------------------------------- ----------------------------------------------
NOMINEES TO BE ELECTED FOR
TERMS EXPIRING IN 2001
--------------------------
Patricia C. Barron, 55 ........ Corporate Vice President, Business
  1998                            Operations, Xerox Corporation,
                                  Stamford, Connecticut, a manufacturer
                                  of office systems;
                                  President, Xerox Engineering Systems
                                  Division (1994-1998); President, Xerox Office
                                  Document Products Division (1992-1994);
                                  Director, Aramark Corporation,
                                  Frontier Corporation, Quaker Chemical
                                  Corporation and Reynolds Metals
                                  Corporation.

Donald Beckman, 66 ............ Special Counsel, Saul, Ewing, Remick & Saul LLP,
  1981                            Philadelphia, PA, attorneys.

Joseph S. Gonnella, M.D., 63 .. Senior Vice President and Dean,
  1995                            Jefferson Medical College.

Pemberton Hutchinson, 66 ...... Chairman and Director (1993-1996),
  1977                            Westmoreland Coal Company,
                                  a mining company; Westmoreland
                                  filed a voluntary
                                  petition under the Federal bankruptcy laws on
                                  November 8, 1994 and its confirmed plan of
                                  reorganization became
                                  effective on December 22, 1994;
                                  Westmoreland filed a voluntary
                                  petition under the Federal
                                  bankruptcy laws on December 23, 1996 and
                                  filed a plan of reorganization
                                  on February 2, 1998; Director,
                                  Mellon Bank Corporation and Westmoreland
                                  Coal Company.

CONTINUING DIRECTORS WHOSE
TERMS EXPIRE IN 1999
--------------------------
Lennox K. Black, 67 ........... Chairman of the Board of the Company;
  1971                            Chairman and Chief Executive Officer
                                  (1982-1995); Chairman and Director,
                                  Penn Virginia Corporation; Director,
                                  Quaker Chemical Corporation, and
                                  The Pep Boys and Image Max, Inc.

Lewis E. Hatch, Jr., 71 ....... Business Consultant; Director, Image Max,
  1976                            Inc. and Park-Ohio Industries, Inc.

James W. Stratton, 61 ......... Chairman and Chief Executive Officer,
  1993                            Stratton Management Company, an investment
                                  advisory and management firm; Chairman,
                                  Chief Executive Officer and Director of
                                  Fin Da Tex, Inc., a financial services
                                  company; Chairman and Director of Stratton
                                  Monthly Dividend Shares, Stratton Small
                                  Cap Yield Fund, and Stratton Growth Fund
                                  and Stratton Special Value-Fund,
                                  registered investment companies; Director,
                                  Alco Standard Corporation, UGI Corporation
                                  and Unisource, Inc.

NOMINEES TO BE ELECTED FOR
TERMS EXPIRING IN 2000
--------------------------
David S. Boyer, 55 ............ President and Chief Executive Officer of
  1993                            the Company; President (1986-1995),
                                  Director (1986-1991).

Sigismundus W. W. Lubsen, 54 .. Member of the Executive Board, Heineken N.V.,
  1992 Amsterdam, The Netherlands, a manufacturer of beer and ale products; President, Chief
                                  Executive Officer and Director of Quaker
                                  Chemical Corporation (1993-1995).

Palmer E. Retzlaff, 65 ........ President and Director, Southwest Grain Inc.,
  1978                            McAllen, Texas, engaged primarily in
                                  cotton and grain export; Director,
                                  Harleysville National Corporation and
                                  Paris Corporation.

                                   3


           ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

    The Board of Directors of the Company met seven times in 1997. Each of the nominees and continuing directors attended at least seventy-five percent of the combined total of board meetings and meetings held in 1997 by committees on which he served.

    The Board of Directors has appointed an Audit Committee, currently composed of Messrs. Beckman, Gonnella, and Hatch, which held three meetings in 1997. The Audit Committee reviews with the Company's independent accountants the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors.

    The Board of Directors of the Company has also appointed a Nominating
Committee, currently composed of Messrs. Black, Hutchinson and Lubsen which held one meeting in 1997. The Nominating Committee considers and makes recommendations to the board regarding nominees for election to the board. The committee will consider stockholders' suggestions for candidates if mailed to: Secretary, Teleflex Incorporated, 630 West
Germantown Pike, Suite 450, Plymouth Meeting, PA 19462 by January 5, 1999.

    The Board of Directors of the Company also has an Executive Committee, currently composed of Messrs. Black, Hatch and Hutchinson. Subject to certain exceptions, the Executive Committee may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the board is not in session.


                       BOARD COMPENSATION COMMITTEE

    The Compensation Committee appointed by the Board of Directors consists of three members currently, Messrs. Hutchinson, Lubsen and Retzlaff, which held two meetings in 1997. The Compensation Committee makes recommendations regarding the Company's remuneration arrangements for its senior management to the Company's Board of Directors. It also approves the persons to receive stock option grants and restricted stock awards under the Company's Stock Compensation Plans and the number of shares subject to such grants and awards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's compensation policy with respect to its senior management is to offer competitive compensation opportunities based on individual and corporate performance. Compensation of senior managers is fixed by the Board of Directors upon the recommendations of the Compensation Committee, which are developed in consultation with the Chief Executive Officer. The compensation package for senior management is composed of the following three parts:

    Salaries are set in amounts comparable to base salaries of executives with similar responsibilities in comparable companies engaged in similar businesses. Comparative data is drawn from independent surveys of executive compensation of manufacturing companies, on average comparable in size to the Company. There is no material correlation between the companies included in the surveys and the companies included in the indices shown in the graph of Market Performance at page 6. Generally the Company fixes salaries at approximately the midpoint of the average compensation for positions of comparable responsibility reported by the surveyed companies. While individual performance of each executive has some effect on his or her salary determination, in the case of executive officers, it is of relatively modest consequence. Nor is corporate financial performance a material factor in setting executive salaries. The Company regards salaries as a base for compensation and relies on the annual bonus and long-term incentive compensation to reward fairly and to provide an incentive for excellence of service and loyalty.

    Bonuses are awarded shortly after the close of each year to selected managerial personnel based upon the Company's financial performance and the executives' individual performance and contributions in that year.
    In the case of bonus participants below the level of executive officer, allocations are made on predetermined formulae, which vary among the Company's divisions, designed to reflect primarily the contribution to the Company's profits for that year by the division or other unit of which the participant is a member. The primary factor considered is the relative profitability of the division or unit of the Company's operations for which the manager is responsible. This factor generally accounts for approximately 60% of the award. Another approximately 20% of the award is based on other measures of improvements in the operations of the division or unit (such as productivity, product quality, new product development and increased market share). The remaining approximately 20% of the award is based on the executive's individual achievement of specific objectives or goals. Such goals are set early in each year in con-


                                     4


    sultation with the senior officer to whom the executive reports, and generally relate to specific profitability, sales, product quality or productivity standards which are objectively measurable. However, bonus awards are made to executive officers based on a subjective evaluation and determination by the Compensation Committee in consultation with the Chief Executive Officer. A principal consideration is the relative profitability in the preceding year of the Company and any division or other unit for which an executive officer has responsibility, but factors other than corporate financial performance may be given equal or even greater weight in individual cases. These include consideration of the accomplishment of operational missions such as expansion of product lines or market shares or geographical or industry penetration, new product development, improvements in efficiency of operations, accomplishment of strategically significant corporate acquisitions and other matters.
    Many of these corporate missions or objectives are identified in the preceding year, but others develop during the course of time, responding to often unanticipated outside influences which affect the Company's business. Accordingly, the Committee does not measure performance against preset goals in the case of bonus awards to executive officers. No executive is assured of any minimum bonus, and the Company's present policy is that an executive's bonus may not exceed 50% of his or her salary except in the case of senior officers
    (whose bonus limitation is 70% of salary) and the chief executive officer (whose bonus limitation is 90% of salary).

    Long-term incentive compensation consists of awards of stock options and restricted stock under the Company's 1990 Stock Compensation Plan.
    Awards have been granted to recognize and reward exceptional individual performance or to directly link a portion of an executive's compensation to shareholder returns over a future period of continued service. Typically awards have not been based on any preset formulae or entitlement standard but have reflected the Compensation Committee's subjective perception of specific executives' individual contributions to the Company's successful performance in the preceding year or the Committee's determination that specific executives who undertake new or special responsibilities should receive a portion of their compensation over a period of time dependent on the increase in value of the Company's shares. However, the Compensation Committee has granted restricted stock awards to a limited number of senior executives pursuant to a plan adopted at the beginning of a multi-year period which entitled the executives to awards of specified numbers of shares, contingent upon the Company's achievement of specified goals for increased revenue, operating margins, return on equity and earnings per share during such period.

    Mr. Boyer, the Chief Executive Officer of the Company, received a base salary of $436,800 for 1997, an increase of 5% over his base salary for the prior year. He was awarded a bonus of $268,000 for 1997 based largely on consideration of the Company's financial performance for that year, which included record revenues and growth of earnings per share of 18% over the prior year. In addition Mr. Boyer was awarded 30,000 shares of restricted stock under the Company's 1990 Stock Compensation Plan, pursuant to a plan adopted in 1995 for the award of such shares after the end of the three year period 1995 through 1997 contingent upon the Company's performance of specific pre-established goals for increased revenue, operating margins, return on equity and earnings per share during that period.

    Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by each of the Company's five most highly compensated executive officers, exclusive of compensation which qualifies as "performance based" or falls within other exceptions provided in the statute. Awards under the Company's 1990 Stock
Compensation Plan may be made on terms which will qualify for exception from the deductibility limit. However, the Committee retains discretion to make awards which are not fully deductible. Compensation paid in 1997 did not exceed the deductible limit.

PEMBERTON HUTCHINSON       SIGISMUNDUS W. W. LUBSEN       PALMER E. RETZLAFF

                 FIVE-YEAR SHAREHOLDER RETURN COMPARISON

    The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns
(assuming reinvestment of dividends) on an indexed basis with the S&P 500
Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has approved the use of the S&P MidCap 400 Index for purposes of this performance comparison because it includes companies of similar size and industry group.


                                   5


                          MARKET PERFORMANCE

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(A)


                      [ID: GRAPHIC -- LINE CHART]



                                1993    1994    1995    1996    1996
--------------------------------------------------------------------
TELEFLEX                      121.09  117.83  138.10  178.16  261.25
S&P MIDCAP 400                113.95  109.87  143.86  171.49  226.80
S&P 500                       110.08  111.53  153.45  188.68  251.63
--------------------------------------------------------------------

(a) Assumes $100 invested on January 1, 1993 in Teleflex common stock, S&P MidCap 400 Index, and S&P 500 Index using a fiscal year ending December 31 in all cases.


             EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND NON-CASH COMPENSATION
PAID TO CERTAIN EXECUTIVE OFFICERS

    The following table sets forth, for the fiscal years ended December 31, 1995, December 29, 1996, and December 28, 1997, respectively, certain compensation information with respect to the Company"s: (a) Chief Executive Officer; and (b) each of the four other most highly compensated executive officers, based on the salary and bonus earned by such executive officers during fiscal year 1997.


                      SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                      Annual Compensation      ----------------------
                                      -------------------      Restricted                All Other
Name and Principal Position        Year    Salary     Bonus    Stock(a)     Options   Compensation (a)
---------------------------        ----    ------     -----    ----------   -------   ----------------
David S. Boyer                     1997   $436,800   $268,000  30,000          --        $ 5,359
  President, Chief Executive       1996   $416,000   $208,000    --            --        $ 5,378
  Officer and Director             1995   $383,333   $175,000    --          54,000      $ 5,084

Lennox K. Black                    1997   $615,000      --       --            --        $72,183
  Chairman and Director            1996   $598,385      --       --            --        $68,515
                                   1995   $524,000      --       --            --        $46,357

Roy C. Carriker                    1997   $294,500   $218,000  17,000          --        $ 2,989
  President and Chief Operating    1996   $278,000   $140,000    --            --        $ 5,344
  Officer -- TFX Sermatech         1995   $265,000   $120,000    --          30,000      $ 5,010

John J. Sickler                    1997   $278,000   $150,000  16,000          --        $ 4,756
  President -- TFX Equities Inc.   1996   $278,000   $125,000    --            --        $ 2,334
                                   1995   $265,000   $125,000    --          30,000      $ 2,170

Harold L. Zuber, Jr.               1997   $252,000   $150,000  16,000          --        $ 2,618
  Vice President, Chief Financial  1996   $225,000   $115,000    --            --        $ 2,753
  Officer and Controller           1995   $212,000   $110,000    --          30,000      $   367

------------

(a) Restricted share awards under the Company's 1990 Stock Compensation Plan were granted on March 2, 1998 to the named executives pursuant to a plan adopted in 1995 at the beginning of a three year period which entitled the named executives to awards of a specified number of shares after the end of the three year period 1995 through 1997, contingent upon the Company's achievement of specified goals for increased revenue, operating margins, return on equity and earnings per share during such period as follows: Mr. Boyer, 30,000; Dr. Carriker, 17,000; Mr. Sickler, 16,000; Mr. Zuber, 16,000. All restricted shares awarded vest one year from the date of grant conditioned on continued employment with the Company. Dividends are payable on all restricted shares awarded to the same extent paid on the Company's common stock generally.

(b) The information reported includes the following for fiscal year 1997:
    (i) the dollar value of split dollar life insurance premiums paid for the benefit of each of the named executives as follows: Mr. Boyer, $2,984; Mr. Black, $72,183; Dr. Carriker, $614; Mr. Sickler, $4,756;
    Mr. Zuber, $243; (ii) contributions to the Company's Voluntary
    Investment Plan on behalf of the named executives to match 1997 pre-tax elective deferral contributions under section 401(k) of the Internal Revenue Code made to such plan as follows: Mr. Boyer, $2,375; Dr. Carriker, $2,375; Mr. Zuber, $2,375.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the named executives, concerning the exercise of stock options during the last fiscal year ending December 28, 1997, and unexercised options held as of the end of the fiscal year:


            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FY-END OPTION VALUES TABLE
                                                  Number of Unexercised         Value of Unexercised
                                                    Options at FY-End     in-the-money Options at FY-End(a)
                                                  ---------------------   ---------------------------------
                  Shares Acquired
Name                on Exercise  Value Realized  Exercisable   Unexercisable  Exercisable   Unexercisable
----                -----------  --------------  -----------   -------------  -----------   -------------
David S. Boyer          6,000       $  167,064    163,200         64,800      $3,843,180       $1,077,300
Lennox K. Black        30,000       $  790,290    225,000             --      $5,859,337               --
John J. Sickler        21,000       $  653,625    129,000         36,000      $3,133,357       $  598,500
Roy C. Carriker       105,000       $2,012,483     24,000         36,000      $  399,000       $  598,500
Harold L. Zuber, Jr.       --               --     69,000         36,000      $1,570,867       $  598,500

------------
(a) Market value of underlying securities at year-end, minus the exercise price.

PENSION PLANS

    Under the Company's Retirement Income Plan, a qualified Defined Benefit Pension Plan, as well as a non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan compensation and benefits, a participant accumulates units of annual pension benefit for each year of service. For each of the first thirty-five years of service, a participant's unit is equal to 1.375% of his annual plan compensation up to the social security integration level, plus 2.0% of such compensation in excess of the social security integration level. For each year of service in excess of thirty-five, a participant's unit is equal to 1.833% of his annual plan compensation. A participant's total pension is based on his annual plan compensation, which for each year of plan participation for the named executives is his base salary (as reported in the Summary Compensation Table). The estimated annual benefits payable as a life annuity with five years certain (assuming no future increase in base salary) upon retirement at normal retirement age 65 (or actual age if greater) for each of the named executives is: Mr. Boyer, $161,360; Mr. Black, $149,574; Dr. Carriker, $85,585; Mr. Sickler, $110,434; Mr. Zuber,
$118,888.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

    In connection with the Company's long-term plans for orderly management succession, Lennox K. Black retired as Chief Executive Officer at the 1995 Annual Meeting of Stockholders. David S. Boyer, then President, became President and Chief Executive Officer. Mr. Black will continue to serve the Company on a full time basis until December 31, 1998, unless he elects to retire earlier. Thereafter he may serve on a reduced-time consulting basis until December 31, 2005. The Company's agreement with Mr. Black provides that during the period of his full time service his salary will not be less than $574,000, and while serving as a consultant his annual compensation will be at least 75% of his last full time service salary but not less than $300,000 for the first five years and $200,000 thereafter, all subject to adjustment for inflation. Mr. Black's agreement also provides for death and disability benefits and compensation continuation for up to two years in case of termination of employment under certain circumstances. The Company's agreement with Mr. Black also provides for payment upon his retirement, or at his request and with the Company's consent before retirement, of deferred compensation at the rate of $100,000 per year for fifteen years. The Company commenced payment of this benefit in 1995. The Company has purchased insurance on Mr. Black's life which will provide the Company with funds at least equal to the amount of such deferred compensation paid to him. In the event of termination of Mr. Black's employment, other life insurance which the Company is providing to him as an employment benefit will be continued for his lifetime.

    The Company's agreement with Mr. Boyer provides for minimum base salary of $310,000 during his employment, for continuation of base salary in the event of his disability and, in the event of the termination of his employment under certain other circumstances, for continuation of his compensation and benefits for three years.

DIRECTOR COMPENSATION

    Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their services as directors. Since September 1, 1997 directors of the Company who are not employees of the Company or any of its subsidiaries ("outside directors") are paid an annual fee at the rate of $20,000 per year and a $1,000 fee for each board or committee meeting attended, plus expenses. In addition, outside directors, on their first election or appointment to the board, receive a 5,000 share stock option under the Company's 1990 Stock Compensation Plan, and each outside director in office immediately after the annual meeting of stockholders each year (commencing with the April 24, 1998 meeting) will receive a 2,000 share stock option under the Plan.
Prior to September 1, 1997 outside directors received annual and per meeting fees of $15,000 and $650, respectively, and, upon each election as a director, outside directors received a restricted stock award for the number of shares of the Company's common stock which had a fair market value of $5,000 multiplied by the number of years of the term for which such director was elected. Such restricted stock award vests upon the completion by a director of each term to which elected, except that shares which have not vested at or before the 1998 Annual Meeting of Stockholders will be proportionately vested or forfeited based on the number of years of the director's term completed compared to the total number of years to which elected, in light of the revised compensation arrangements for outside directors. The Company provides no pension benefits to the outside directors.

    Donald Beckman, a director of the Company, is Special Counsel to the law firm of Saul, Ewing, Remick & Saul LLP, which provided legal services to the Company in 1997. James W. Stratton, a director of the Company, is an executive officer of Stratton Management Company, which provided investment advisory services to the Company in 1997.


            PROPOSED AMENDMENT OF CERTIFICATE OF INCORPORATION

    The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $1 per share, and 500,000 shares of preference stock, par value $1 per share. On March 6, 1998 there were 37,308,439 of common stock and no shares of preference stock issued and outstanding. In addition, as of that date, an aggregate of 3,635,649 of common stock were reserved for issuance upon the exercise of stock options and the grant of restricted stock pursuant to the Company's stock compensation plans, contributions to the Company's retirement plans and charitable foundation, and pursuant to an acquisition. Neither the holders of common nor preference stock are entitled to any preemptive rights, except such rights as the Board of Directors may determine in fixing the terms of any series of preference stock which may be issued.

    The Board of Directors has adopted a resolution proposing an amendment of the Certificate of Incorporation of the Company to increase the number of authorized shares of its common stock from 50,000,000 to 100,000,000. The resolution to be offered at the meeting to effect this amendment is set forth below. The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is necessary to adopt this resolution. The persons named in the enclosed proxy intend to vote in favor of the amendment unless a contrary choice is indicated on the proxy.

    If the proposed amendment to increase the authorized number of shares of common stock to 100,000,000 is approved by the stockholders, the Company will have (based on the number of shares issued and reserved for issuance on March 6, 1998) 59,055,912 shares of authorized common stock uncommitted for any purpose.

    The Company has no specific plans, agreements or understanding for the issuance of any shares of its authorized and unissued capital stock except those shares of common stock presently reserved for issuance as noted above. The Board of Directors believes that it is in the best interest of the Company to increase the authorized number of shares of common stock in order to provide for future developments in which the issuance of stock may be desirable, including acquisitions, stock splits, issuance of stock to obtain additional equity capital and other corporate transactions. Further stockholder authorization would not be necessary prior to any such issuance, except in certain instances where such authorization may be required under the rules of the New York Stock Exchange or applicable provisions of Delaware law.

    Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of then existing shares of common stock, and additional shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. In addition, subject to applicable laws and the rules of the New York Stock Exchange, although the Board of Directors has no present intention of doing so, shares of common stock could be issued to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors or to amend the Certificate of Incorporation or bylaws of the Company would not receive the requisite stockholder vote required therefor. However, the proposed increase in the authorized number of shares of common stock is not being recommended because of any potential anti-takeover effects or in response to any specific effort to obtain control of the Company. The Board of Directors is not aware of any presently contemplated or threatened takeover attempt or other attempt to change control of the Company.

    If the proposed amendment of the Certificate of Incorporation is approved, the Company will shortly thereafter deliver a Certificate of Amendment to its Certificate of Incorporation to the Secretary of the State of Delaware for filing as required by Delaware law, and upon such filing the amendment will become effective.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION SET FORTH BELOW.

    RESOLVED, that the first paragraph of Article Fourth of the Certificate of Incorporation of the Company, as heretofore amended, be amended to read as follows:

    "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million Five Hundred Thousand (100,500,000) of which (a) Five Hundred Thousand (500,000) shall be Preference Stock of the par value $1 per share, issuable in series, and (b) One Hundred Million (100,000,000) shall be Common Stock of the par value of $1 per share."


                 RATIFICATION OF APPOINTMENT OF AUDITORS

    The selection of auditors by the Board of Directors will be presented to the stockholders for ratification or rejection at the Annual Meeting. The Audit Committee has recommended and the board has, subject to stockholder ratification, appointed Price Waterhouse LLP to examine and report on the financial statements of the Company for its fiscal year ending December 27, 1998. Price Waterhouse LLP (the "Firm") has audited the Company's books for more than 30 years and has served as its independent accountants for 1997. The Firm has offices in or near most of the places in the United States and foreign countries where the Company operates.

    Before making its recommendation for appointment to the entire board, the Audit Committee carefully considered the qualifications for auditors of the Company. In the case of Price Waterhouse LLP, this consideration included a review of its performance in prior years, as well as its reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with the Firm in all respects.

    A representative of the Firm is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF PRICE WATERHOUSE LLP AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 27, 1998.


                              OTHER MATTERS

    The Board of Directors does not know of any other matters which may be presented at the Annual Meeting but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

    Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States or Canada. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire. Otherwise, your proxy will be voted for you.

    ANY PROPOSALS SUBMITTED BY STOCKHOLDERS FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT AND PROXY FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES NO LATER THAN NOVEMBER 20, 1998, AND MUST COMPLY IN ALL OTHER RESPECTS WITH APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION RELATING TO SUCH INCLUSION.




                                       By Order of the Board of Directors,


                                       STEVEN K. CHANCE, Secretary

                                 PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         TELEFLEX INCORPORATED

    The undersigned hereby appoints Lewis E. Hatch, Jr., and James W. Stratton, proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex
Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 24, 1998 or any adjournment thereof.

     (Continued, and to be marked, dated and signed, on the other side)

     |-----|  PLEASE MARK YOUR
  A  |  X  |  VOTES AS IN THIS
     |-----|  EXAMPLE.


                      FOR        WITHHELD
                      all         FOR all
                   Nominees      Nominees    NOMINEES: Patricia C. Barron
Item 1.                                                Donald Beckman
  Election         |-----|       |-----|               Pemberton Hutchinson
  of               |     |       |     |               Joseph S. Gonnella
  Directors:       |-----|       |-----|

Withheld for the following only (Write the name of the nominee(s) in the space below):


-------------------------------------------------------



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" ITEM 2 AND ITEM 3.

Item 2. Amend Company's Certificate of               FOR     AGAINST   ABSTAIN
        Incorporation to increase number of        |-----|   |-----|   |-----|
        authorized shares of common stock from     |     |   |     |   |     |
        50,000,000 to 100,000,000.                 |-----|   |-----|   |-----|

Item 3. Ratification of the appointment of
        Price Waterhouse LLP as independent        |-----|   |-----|   |-----|
        public accountants for the Company for     |     |   |     |   |     |
        the year 1998.                             |-----|   |-----|   |-----|

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2 AND ITEM 3.

                                         I PLAN TO |-----|
                                    ATTEND MEETING |     |
                                                   |-----|

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND
RETURN IN THE ENCLOSED ENVELOPE.


SIGNATURE ______________ DATE ________ SIGNATURE _______________ DATE ________
                                                 IF HELD JOINTLY


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               APPENDIX OF
                        GRAPHIC AND IMAGE MATERIAL
                 OMITTED FROM ELECTRONIC FORMAT DOCUMENT
                  PURSUANT TO RULE 304 OF REGULATION S-T


Performance Graph comparing cumulative total return on Teleflex
Common Stock against S&P MidCap 400 Index and S&P 500 Index appears on page 6 of the Definitive Proxy Statement.